UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 17, 2007

Beckman Coulter, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-10109	95-104-0600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard Fullerton, California	92834-3100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 871-4848

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Merger Agreement

On May 17, 2007, the Agreement and Plan of Merger (the “Merger Agreement”) dated March 24, 2007, as amended on May 1, 2007, by and among Beckman Coulter, Inc. (“Beckman”), Louisiana Acquisition Sub, Inc., a wholly-owned subsidiary of Beckman (“Purchaser”), and Biosite Incorporated (“Biosite”), each a Delaware corporation, was terminated. The termination was effected by Biosite in accordance with the terms of the Merger Agreement, after Beckman and Purchaser agreed to waive the three-business day “Matching Period” defined in the Merger Agreement. Concurrent with the termination, Biosite paid Beckman a $54 million termination fee, as required under the Merger Agreement.

The tender offer made by Purchaser under the terms of the Merger Agreement will expire at the end of the day at 12:00 midnight, New York City time, on Friday, May 18, 2007. All shares of Biosite common stock, par value $0.01 per share, that have been tendered to Purchaser will be returned to the tendering party, and no such shares will be accepted for payment.

Beckman and Biosite are also parties to a BNP Assay Development, Manufacture and Supply Agreement effective as of June 24, 2003, which remains in effect notwithstanding the termination of the Beckman Merger Agreement.

Support Agreement

Concurrent with the termination of the Merger Agreement, the Tender and Stockholder Support Agreement entered into between Beckman, Purchaser and Kim D. Blickenstaff dated March 24, 2007 was automatically terminated in accordance with its own terms. All shares of Biosite common stock previously tendered by Mr. Blickenstaff will be returned to him, and no such shares will be accepted for payment.

Financing Commitment

Concurrent with the termination of the Merger Agreement, the commitment letter entered into between Beckman, Morgan Stanley Senior Funding Inc. and Citigroup Global Markets, Inc. dated March 24, 2007 was automatically terminated in accordance with its own terms.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.01 Termination Notice sent by Biosite Incorporated to Beckman Coulter, Inc. on May 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2007	Beckman Coulter, Inc.

	By:	/s/ Jack E. Sorokin
	Name:	Jack E. Sorokin
	Title:	Deputy General Counsel